Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Alpha Natural Resources, Inc.:

We consent to the incorporation by reference in the registration statement numbers 333-127528 and 333-150969 on Form S-8 and 333-134081 on Form S-3ASR of Alpha Natural Resources, Inc. of our reports dated February 26, 2009, with respect to the consolidated balance sheets of Alpha Natural Resources, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Alpha Natural Resources, Inc.

/s/ KPMG LLP

Roanoke, Virginia
February 26, 2009